Exhibit 10.12

July 19, 2017

Keith Johnson

Dear Keith,

Spire Global, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be VP/General Manager Federal and you will initially report to our EVP Sales, Theresa Condor. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $200,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. You will be eligible to earn a target bonus of $300,000 per year if you achieve all performance targets, objectives and/or quotas under the applicable Bonus Plan, as in effect from time to time, with respect to your position. For calendar year 2017 only, your Bonus Plan shall be as follows: (a) you will get a guaranteed minimum bonus of $75,000 (the “2017 Minimum Bonus”), which is a prorated target bonus based on the partial term of your employment in calendar year 2017 and reflects the ramp up necessary in your role, provided only that you are still employed by December 31, 2017 and neither party has given the other notice of termination of your employment by that date; (b) your target for the portion of calendar year 2017 after your start date will be $10,000,000 in New Federal Bookings (as defined below) (“2017 Target”); and (c) in the event you exceed the 2017 Target, your bonus will be the sum of (i) your 2017 Minimum Bonus and (ii) 10% multiplied by the amount of New Federal Bookings that are in excess of your 2017 Target. For purposes of the foregoing plan, “New Federal Bookings” are defined as expected first year revenue (as defined by US GAAP) from binding fixed term contracts that are signed following your start date, but only to the extent such revenue is related to provision of products and services to the US Federal Government.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 50,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Option and Grant Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause and with or without notice, subject to (a), (b) and (c) below. This is the full and complete agreement between you and the Company on these terms. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

(a) If you resign your employment you agree to give at least six months’ notice, which the Company may accept or reject in its discretion. In the event the Company accepts your notice, you agree that you will continue to be employed by the Company for the entire notice period and will continue to fully discharge your duties to the Company, unless your employment is earlier terminated under (b) or (c) below. In the event the Company rejects your notice, your employment will cease as of the date such notice is rejected or such alternate date as the Company and you agree.

(b) The Company may terminate your employment without Cause (as defined below) at any time for any reason or no reason, in which case upon the execution of an effective release of claims acceptable to the Company and subject to your continued compliance with your obligations under Section 7 below, you shall have a right to receive an amount equal to six (6) months of your then-annual base salary payable in twelve (12) equal installments following the date of termination with the first installment payable by the last day of the first full month following your termination and each subsequent installment payable by the last day of the next month. In the event of any breach by you of Section 7 below or any of your obligations under your Proprietary Information and Inventions Agreement which survive termination of your employment, the Company’s obligations to continue paying you the above severance shall immediately cease. Except as otherwise set forth in this Section 6(b), your rights pursuant to Sections 2, 3 and 4 shall cease as of the date of such termination.

(c) The Company may terminate your employment with Cause at any time upon giving you notice of such termination and the reason or reasons therefor. In the event of a termination for Cause, your rights pursuant to Sections 2, 3 and 4 shall immediately cease. For purposes of this Agreement, “Cause” shall mean: (i) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets; (ii) a material failure by you to comply with the Company’s written policies or rules; (iii) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof; (iv) your gross misconduct; (v) a continuing failure by you to perform your assigned duties after receiving written notification of such failure; or (vi) a failure by you to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

7. Covenant Not to Compete. You hereby acknowledge and recognize the highly competitive nature of the Company’s Business (as defined below) and that your position is nationwide in scope and will inherently give you access to sensitive confidential information and trade secrets of the Company, including, without limitation, customer lists and customer contact information, customer product needs and preferences information, product features and performance metrics, product strategy and plans, sales strategy and plans, pricing, and technological roadmaps. Accordingly, for the consideration set forth in Sections 2, 3 and 4 above, you hereby agree as follows:

(a) For purposes of this Section, the following terms have the following meanings:

i.	“Affiliates” means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

ii.

“Business” means the business of providing (i) maritime domain awareness related data and analytics, including without limitation, AIS vessel tracking data, imagery of vessels and prediction of vessel locations and behaviors, (ii) aircraft tracking related data and analytics, including without limitation, ADS-B data, (iii) weather related data and analytics, including without limitation, GPS Radio Occultation data, GPS reflectometry data, wind speed data, space weather and ionosphere data, (iv) weather forecasting products, models and analytics and (v) a solution to host a payload on a nanosatellite platform.

iii.	“Company Group” means the Company and its Affiliates.

iv.	“Restricted Period” means the period of your employment and a period of 1 year following termination of your employment.

(b) You agree that during the Restricted Period, you will not, directly or indirectly, engage in the Business (other than for or on behalf of the Company or its Affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a passive holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, in any United States geographic area in which at any time during the last two years of your employment with the Company Group the products or services of any member of the Company Group were distributed or provided. Nothing herein shall prevent or restrict you from engaging in employment or other activities with or for a person or entity that is involved in the Business if such activities are wholly unrelated to the Business.

(c) You agree that during the Restricted Period, you will not directly or indirectly, sell or supply competing products or services to those sold or provided by any member of the Company Group to its customers at any time during the last two years of your employment with the Company Group. For the purposes of this subsection (c), “indirectly” shall include, without limitation, managing the sales activities of any person or entity engaged in selling or supplying such products or services.

(d) You agree that during the Restricted Period, you will not, directly or indirectly, call upon any customer of any member of the Company Group for the purpose of soliciting, diverting or enticing away the business of such person or entity from the Company Group, or otherwise disrupting any established relationship existing between such person or entity and any member of the Company Group.

(e) You agree that during the Restricted Period, you will not, directly or indirectly, make contact with any of the employees of any member of the Company Group for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, for any entity other than the Company Group, or otherwise disrupting such employee’s relationship with any member of the Company Group.

(f) You agree that during the Restricted Period, you will not, directly or indirectly, attempt to induce any employee of any member of the Company Group to engage in any activities that are prohibited to you.

(g) You agree that during the Restricted Period you will not interfere with any commercial relationship between any member of the Company Group and any other person or entity, including, without limitation, attempting to persuade any person or entity to discontinue its then-existing relationship with any member of the Company Group or to modify such relationship to the detriment of any member of the Company Group.

(h) You agree that, during the period of your employment and thereafter, you will not in any communications with any person or entity, criticize, ridicule or make any public statements which disparage or are derogatory of any member of the Company Group or their respective businesses, products or services, or any of their respective officers, directors, members, agents or employees. Nothing herein shall prevent or restrict you from engaging in reporting violations of the law to cognizant agencies under various whistleblower or similar regulations and making such statements as may be required by applicable law.

(i) It is expressly understood and agreed that although you and the Company consider the restrictions contained in each of clauses (a) through (h) above reasonable for the purpose of preserving for the Company its goodwill, trade secrets, proprietary rights and going concern value, if a final determination is made by a court having jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 7 is an unenforceable restriction on your activities, it is the intent and objective of the parties that the provisions of this Section 7 shall not be rendered void. Thus, if the final determination referred to above finds that any restriction contained in clauses (a) through (h) is unenforceable, and such restriction cannot be amended so as to make it enforceable, such provision shall be deemed to be severed and such finding shall not affect the enforceability of any of the other restrictions contained therein or any of the other provisions of this Agreement.

8.	Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c) 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the US Internal Revenue Code (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9. Interpretation, Amendment and Enforcement. Except for any arbitration agreement that you may enter into or may have entered into in connection with your employment, this letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Virginia law, excluding laws relating to conflicts or choice of law. Unless you have entered into or subsequently enter into any arbitration agreement in connection with your employment, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Virginia, in connection with any Dispute or any claim related to any Dispute. Any breach of Section 7 of this Agreement will cause irreparable harm to the Company for which damages may not be an adequate remedy, and, therefore, the Company will be entitled to seek injunctive relief with respect thereto in addition to any other remedies and the parties agree that there shall be no requirement to post bond.

10. Execution. This letter agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. If a party signs the signature page and faxes (or scans and emails) the signature page to the other party or signs this letter agreement by electronic signature, then such signature page shall be deemed an original signature page to this letter agreement and shall constitute the execution and delivery of this letter agreement by the sending party.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both this letter agreement and the attached Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business in 7 days. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before August 31, 2017.

If you have any questions, please call me at 415-356-3400.

Very truly yours,

SPIRE GLOBAL, INC.

/s/ Peter Platzer

By: Peter Platzer

Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Keith Johnson
Signature of Employee

Dated: 7/19/2017

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT